For Immediate Release

Western Goldfields Targets First Gold Pour From
Expansion of Mesquite Mine

Feasibility Study Completed

•	Proven and Probable reserves of 2.36 million ounces of gold and Measured and Indicated resources of 1.25 million ounces[1]
•	Excellent potential to increase resources
•	Mesquite Mine is an extremely rare permitted multi-million ounce U.S. gold reserve, one of only a handful of such opportunities in the U.S.
•	Planning average annual production of 165,000 ounces of gold commencing April 2008
•	Attractive financing proposals already received

TORONTO, Ontario, August 9, 2006 — Gold producer Western Goldfields, Inc. (OTC BB: WGDF.QB) today announced completion of a positive Feasibility Study to expand the operation at its Mesquite Mine property, located in Imperial County, California. The Feasibility Study, initiated in March 2006, forecasts increased gold production could be achieved within 19 months, leading to Western Goldfields’ decision to proceed quickly with bringing this exceptional gold mining opportunity into production.

Mesquite Mine — an Exceptional Opportunity

“The findings of the Feasibility Study confirm our expectations that Mesquite should be an exceptional project with very attractive returns for our investors, especially with gold prices trending toward higher levels,” said Mr. Randall Oliphant, Chairman, Western Goldfields. “The Mesquite Mine is a unique opportunity. It is a multi-million ounce gold reserve, located in a politically safe region — the United States,” Mr. Oliphant added.

“Mesquite is already permitted for development which will make it possible to expand our production in a remarkably short time,” said Mr. Raymond W. Threlkeld, President and Chief Executive Officer. “We have already received competitive proposals from global mining finance institutions to provide funding for the major capital items and construction. We expect to receive other offers now that we have completed the Feasibility Study,” he added.

1   Resource estimates are exclusive of Mineral Reserves. Cautionary note to U.S. investors concerning Measured, Indicated and Inferred mineral resources: These terms are required by the CIM’s “Standards, on Mineral Resources and Reserves, Definitions and Guidelines”. U.S. Investors are cautioned not to assume that all or any part of the stated mineral resources will be converted into reserves.
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Feasibility Study Results

All currency amounts are in U.S. dollars.

The Feasibility Study is based on a Proven and Probable mineral reserve of 130.9 million tons at a grade of 0.018 ounce of gold per ton for a total of 2.36 million ounces of gold. Measured and Indicated mineral resources, exclusive of the mineral reserves, are estimated to be an additional 74.4 million tons at a grade of 0.017 ounce of gold per ton for a total of 1.25 million ounces of gold. These estimates are summarized in the Appendix to this press release.

On a 100 percent equity financing basis, the Feasibility Study projects after-tax rates of return for the Mesquite Mine expansion ranging from 16 percent with gold at $500 per ounce to 30 percent at a gold price of $600 per ounce, and 41 percent if gold is $700 per ounce.

Other key findings of the Feasibility Study are:

•	estimated average annual production of 165,000 ounces of gold commencing April 2008;
•	initial capital expenditures of approximately $88.2 million;
•	cost of goods sold per ounce of $335, excluding the pre-strip expense, based on estimates that assumed current high energy and commodity prices;
•	pre-production stripping expense of $18.7 million, principally in 2007; and
•	initial project life of 9½ years.

Beyond the initial 9 ½ years of mining, the Company expects to recover an additional 85,000 ounces of gold from the heap leach pads over an 18-month period.

“The Feasibility Study, initiated by our new management team that joined Western Goldfields in February of this year, was completed in the unusually short time of only about four months. Its results have confirmed that we should move as quickly as possible with the further development of the Mesquite Mine to expand it and get it back into full production in 2008,” Mr. Threlkeld said.

The Mesquite Mine was originally operated as an open pit, heap leach operation by Goldfields Mining Corporation beginning in 1985 and later by Newmont Mining Corporation until 2001, when it ceased operations, as the low gold prices at that time did not support expansion plans. However, Newmont continued the permitting process for expansion, and the permits were approved in 2002. Western Goldfields acquired the Mesquite property in 2003, including the expansion permits. The Mesquite Mine has continued producing gold from leaching of ore placed on the heap leach pads by the previous owners. Gold production in 2006 is expected to be approximately 14,000 ounces.

Additional Value Creation

“With the excellent findings of the Feasibility Study, we believe that we can create additional value for Western Goldfields’ shareholders,” Mr. Oliphant said. “Further, we will pursue other opportunities within the gold sector, recognizing the consolidation and other transactions that have been taking place,” Mr. Oliphant added.

The Company intends to undertake a 70,000 foot drilling program in 2006 aimed at expanding the non-oxide resource base. Previous metallurgical testing undertaken by Newmont indicates that gravity recovery of the non-oxide material exceeds 90 percent, suggesting the potential for enhanced gold recovery from a gravity and flotation circuit.

“We believe that there is excellent potential for us to increase the resources beyond the current estimates and we intend to vigorously pursue those new resources,” said Mr. Threlkeld.

Further Details on the Mesquite Mine Feasibility Study

The Feasibility Study was completed by independent consultants Micon International Limited and included the design of new heap leach pads by Vector Colorado, LLC, and new reserve and resource estimates prepared by Independent Mining Consultants Inc. Mr. Richard Gowans, P.Eng., Vice President for Micon International, was the Qualified Person on the completion of the study, and Mr. Mike Hester, FAusIMM, Vice President, Independent Mining Consultants (IMC), was the Qualified Person for the reserve and resource estimate.

Attached as appendices to this news release are tables containing additional information regarding the findings of the study.

A summary of the Feasibility Study will be available on the company’s website at www.westerngoldfields.com. Wes Hanson, P.Geo., Vice President, Mine Development, is Western Goldfields’ Qualified Person, responsible for the company’s mining program, including the review and verification of the technical information contained in this news release and posted on the website.

Western Goldfields, Inc.

Under a new, highly experienced, and dynamic management team, Western Goldfields, Inc. is a gold producer focused on completing the expansion of its Mesquite Mine, located in Imperial County, California, and returning the mine into full production. The company will pursue other precious metals opportunities, mainly in North America. The company currently has 67,505,065 common shares issued and outstanding, and 110,616,944 shares of common stock on a fully diluted basis. For further details, please visit the company’s website at www.westerngoldfields.com.

Forward-Looking Information

Certain statements contained in this news release and subsequent oral statements made by and on behalf of the company may contain forward-looking information within the meaning of the United States Private Securities Litigation reform Act of 1995. Such forward-looking statements are identified by words such as “intends”, “anticipates”, “believes”, “expects”, and “hopes” and include, without limitation, statements regarding the company’s plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues, and related expenditures. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements. Factors that could cause actual results to differ materially include, among others, those set forth in the company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission, under the caption, “Risk Factors”. Most of these factors are outside the control of the company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulation, the company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Raymond W. Threlkeld
President and Chief Executive Officer
(416) 324-6005
rthrelkeld@westerngoldfields.com
or
Brian Penny
Chief Financial Officer
(416) 324-6003
bpenny@westerngoldfields.com

APPENDIX I MESQUITE MINE Proven and Probable Reserves 2.36 million contained ounces gold 130.9 million tons @ 0.018 oz/ton Feasibility Study Summary (US$)

Average annual gold production (ounces)	165,000
Cost of goods sold per ounce, excluding
pre-production stripping	$335
Initial capital	$88.2 million
Pre-production stripping expense (principally 2007)	$18.7 million
Sustaining capital (LOM)	$14.7 million
Average gold recovery (LOM)	76%
Stripping ratio	2.7:1
Mine life	9.5 years

Initial Capital Cost Summary (US$ millions)

Mining fleet	$59.0

Infrastructure
Mine maintenance facility	4.6
Plant and improvements	7.6
Heap leach pad expansion	9.2
Reagents, freight spares	2.1

Subtotal	23.5

Contingency	2.7
Owners cost	1.2
Project indirects	1.8

Subtotal	5.7

Total	$88.2

Operating Unit Rates

Mining cost per ton	$0.76
Processing cost per ton of ore	$1.02
General and administrative cost per ton	$0.32
California gold tax per ounce	$5.00
Royalties (NSR)	2.41%

APPENDIX II MESQUITE MINE Cost of Goods Sold Per Ounce (US$)

Cash operating cost	$318

California gold tax	5
Royalties	12

Cost of Goods Sold Per Ounce Before
Pre-Production Stripping Expense	335

Pre-production stripping expense (principally 2007)	11

Total Cost of Goods Sold Per Ounce	346

Total capital (LOM)	$102.9 million
Total ounces of gold recovered	1,666,255
Capital cost per ounce recovered	62

Total costs per ounce	$408

APPENDIX III MESQUITE MINE Mineral Resources and Reserves August 1, 2006

Mineral Resources Inclusive of Resources

Classification	Category	Tons	Grade	Contained
		(x 1,000)	(Au oz/T)	(Au ozs)

Measured	Oxide	73,355	0.016	1,188,000
	Non-oxide	19,591	0.024	470,000

Measured	Subtotal	92,946	0.018	1,658,000

Indicated	Oxide	82,611	0.016	1,338,000
	Non-oxide	26,338	0.022	566,000

Indicated	Subtotal	108,949	0.017	1,904,000

M&I	TOTAL	201,895	0.018	3,562,000

Mineral Resources

Classification	Category	Tons	Grade	Contained
		(x 1,000)	(Au oz/T)	(Au ozs)

Proven	Oxide	55,923	0.017	923,000
	Non-oxide	12,749	0.024	306,000

Proven	Subtotal	68,672	0.018	1,229,000

Probable	Oxide	52,589	0.017	910,000
	Non-oxide	9,647	0.023	222,000

Probable	Subtotal	62,236	0.018	1,132,000

P&P	TOTAL	130,908	0.018	2,361,000

Mineral Resources Exclusive of Reserves

Classification	Category	Tons	Grade	Contained
		(x 1,000)	(Au oz/T)	(Au ozs)

Measured	Oxide	18,767	0.015	274,000
	Non-oxide	7,484	0.023	174,000

Measured	Subtotal	26,251	0.017	448,000

Indicated	Oxide	31,019	0.015	453,000
	Non-oxide	17,101	0.021	351,000

Indicated	Subtotal	48,120	0.017	804,000

M&I	TOTAL	74,371	0.017	1,252,000

1.

The Company’s mineral reserves are estimated using appropriate cut-off grades at an assumed gold price of US$ 450 per ounce and projected process recoveries, operating costs and life of mine plans which include allowances for dilution and mining recovery.

2.	The Company’s mineral reserves are consistent with the definitions established by Industry Guide 7, administered by the U.S. Securities and Exchange Commission.
3.

The Company’s mineral resources are estimated using appropriate cut off grades at an assumed gold price of US$ 500 per ounce, projected process recoveries, operating costs and mine plans which include allowances for dilution and mining recovery.

4.

The Company’s mineral resources and mineral reserves are classified in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum’s (CIM) “Standards on Mineral Resources and Reserves, Definitions and Guidelines”.

5.

Cautionary note to U.S. investors concerning Measured, Indicated and Inferred mineral resources: These terms are required by the CIM’s “Standards, on Mineral Resources and Reserves, Definitions and Guidelines”. U.S. Investors are cautioned not to assume that all or any part of the stated mineral resources will be converted into reserves.

6.	The Company’s mineral resource and reserve estimates were prepared under the supervision of Mr. M. Hester, FAusIMM, Vice President, Independent Mining Consultants Inc., Tucson Arizona.